                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                               Kirby Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                               KIRBY CORPORATION
                             (A NEVADA CORPORATION)
                        1775 ST. JAMES PLACE, SUITE 300
                                 P. O. BOX 1745
                             HOUSTON, TX 77251-1745

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 16, 1996

To the Stockholders:

     NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of Stockholders of Kirby Corporation ("Kirby") will be held at the J. W. Marriott Houston Hotel, 5150 Westheimer, Houston, Texas, on the 16th day of April, 1996, at 10:00 A.M. (local time) for the following purposes:

          1. To elect eight (8) directors to hold office until the next annual election of directors by stockholders or until their respective successors shall have been duly elected and shall have qualified; and

          2. To transact such other business that may properly come before the meeting or any adjournment(s) thereof.

     The Board of Directors has fixed the close of business on March 1, 1996, as the Record Date for the determination of stockholders entitled to notice of and to vote at such meeting or any adjournment(s) thereof. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at such meeting. The stock transfer books will not be closed.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          HENRY GILCHRIST, SECRETARY

Dated: March 15, 1996

-------------------------------------------------------------------------------

PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE PAID ENVELOPE PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.

-------------------------------------------------------------------------------

                               KIRBY CORPORATION

                             ---------------------

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 16, 1996

                             ---------------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of Kirby Corporation ("Kirby"), a Nevada corporation, for the 1996 Annual Meeting of Stockholders to be held on April 16, 1996 and any adjournment(s) thereof at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

     The executive offices of Kirby are located at 1775 St. James Place, Suite 300, Houston, Texas 77056. Kirby's mailing address is P. O. Box 1745, Houston, Texas 77251-1745.

     The Notice of Annual Meeting of Stockholders, this Proxy Statement, the proxy card and Kirby's Annual Report to Stockholders, which includes Kirby's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, are first being mailed to stockholders on or about March 15, 1996.

     The Record Date for determination of stockholders entitled to vote in person or by proxy at the Annual Meeting was the close of business on March 1, 1996. As of the close of business on March 1, 1996 there were 26,260,566 outstanding shares of Kirby Common Stock, par value $0.10 per share (the "Common Stock").

     Each outstanding share of Common Stock entitles the holder to one vote on all matters to be acted upon at the meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum to transact business. Assuming the presence of a quorum, the affirmative vote of a plurality of the votes cast in the election of directors is required for the election of directors. Abstentions and broker non-votes will be counted for purposes of determining a quorum, but shall not be counted as voting for purposes of determining whether a nominee has received the necessary number of votes for election.

     Shares represented by proxies will be voted for the election of each nominee director named in this Proxy Statement and the proxy card or vote will be withheld in accordance with the specifications made on the proxy card by the stockholder and, if no specification is made, will be voted in favor of the election of such nominee directors.

     Whether or not you expect to be personally present at the meeting, you are requested to mark, date, sign and return the enclosed proxy card. Any stockholder giving a proxy in the form of the accompanying proxy card has the right to revoke the proxy by presenting a duly executed proxy bearing a later date, by attending the meeting and voting in person or by written notification to the Secretary of Kirby prior to the meeting.

     In addition to proxy soliciting material mailed to the stockholders, officers and employees of Kirby may communicate with stockholders personally or by telephone, telegraph, telephone facsimile or by mail to solicit their proxy. Kirby has also retained the services of Corporate Investor Communications, Inc. ("CIC"), Carlstadt, New Jersey, to assist in the solicitation of proxies for a fee estimated at $5,000 plus out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries will, in connection with shares of Common Stock registered in their names, be requested to forward solicitation material to the beneficial owners of such shares and to secure their voting instructions. The costs of such solicitation will be borne by Kirby.

                         ELECTION OF DIRECTORS (ITEM 1)

     The Bylaws of Kirby provide that the Board of Directors shall consist of not fewer than three (3) nor more than fifteen (15) members and that the number of directors, within such limits, shall be determined by resolution of the Board of Directors at any meeting or by the stockholders at the Annual Meeting. The Board of Directors is currently comprised of ten (10) directors. By resolution of the Board of Directors at its January 16, 1996 meeting, the Board of Directors set the number of directors at eight (8), effective at the time of the Annual Meeting.

     Unless otherwise instructed by Kirby's stockholders, the persons named in the enclosed proxy card will vote the shares represented by such proxy for the election of the eight (8) nominees named in this Proxy Statement to hold office until the next Annual Meeting of Stockholders or until their respective successors shall have been duly elected and shall have qualified. No circumstances are presently known that would render any nominees named herein unable or unwilling to serve. Should any of them become unavailable for nomination or election or refuse to be nominated or to accept election as a director of Kirby, then the persons named as proxies in the enclosed proxy card intend to vote the shares represented in such proxy for the election of such person or persons as may be nominated or designated by the Board of Directors.

     The persons listed below are current members of the Board of Directors of Kirby. J. Peter Kleifgen and C. W. Murchison, III, who have served as directors since 1983, have elected not to stand for reelection as directors.

                                                              SHARES OF
                                                               COMMON
                                                                STOCK
                         NOMINEE, AGE,                        BENEFICIALLY
                     PRINCIPAL OCCUPATION,                    OWNED ON           PERCENT
                     SERVICE AS DIRECTOR,                     MARCH 1,          OF COMMON
                      OTHER DIRECTORSHIPS                      1996(1)          STOCK(1)
    -------------------------------------------------------   ---------         ---------
    Nominees:
    George F. Clements, Jr.; age 70; Independent Oil and
      Gas Producer and Private Investor....................      24,500(2)            *
      Mr. Clements has served as a director of Kirby since
      1985. Mr. Clements currently serves as a director of
      Putnam Trust Company
    C. Sean Day; age 46; President and Chief Executive
      Officer of Navios Corporation........................       5,000(3)            *
      Mr. Day has served as a director of Kirby since
      January 1996.
    William M. Lamont, Jr.; age 47; Personal Investments...      17,642(2)(4)         *
      Mr. Lamont has served as a director of Kirby since
      1979.
    George A. Peterkin, Jr.; age 68; Chairman of the Board
      of Directors.........................................     807,236(5)           3.0%
      Mr. Peterkin has served as a director of Kirby since
      1973, as Chairman of the Board of Kirby since April
      1995 and served as President of Kirby from 1973 to
      April 1995.
    J. H. Pyne; age 48; President and Chief Executive
      Officer of Kirby.....................................     182,250(6)            *
      Mr. Pyne has served as a director of Kirby since
      1988, as President and Chief Executive Officer of
      Kirby since April 1995 and served as Executive Vice
      President of Kirby from 1992 to April 1995.
    Robert G. Stone, Jr.; age 73; Personal Investments.....     154,950(2)(7)(8)       *
      Mr. Stone has served as a director of Kirby since
      1983, as Chairman Emeritus of Kirby since April 1995
      and served as Chairman of the Board of Kirby from
      1983 to April 1995. Mr. Stone currently serves as a
      director of The Chubb Corporation, Corning
      Incorporated, Core Industries, Inc., The Japan Fund,
      Inc., Nova Care, Inc., The Pittston Company, Tandem
      Computers Incorporated, Tejas Gas Corporation,
      Russell Reynolds Associates, Inc. and various funds
      managed by Scudder Stevens & Clark, Inc.

                                                              SHARES OF
                                                               COMMON
                                                               STOCK
                         NOMINEE, AGE,                      BENEFICIALLY
                     PRINCIPAL OCCUPATION,                    OWNED ON           PERCENT
                     SERVICE AS DIRECTOR,                     MARCH 1,          OF COMMON
                      OTHER DIRECTORSHIPS                      1996(1)          STOCK(1)
    -------------------------------------------------------   ---------         ---------
    Thomas M. Taylor; age 53, President of Thomas M.
      Taylor & Co..........................................   2,192,100(3)(9)      8.2%
      Mr. Taylor has served as a Director of Kirby since
      January 1996. Mr. Taylor currently serves as a
      director of La Quinta Inns, Inc., TPI Enterprises,
      Inc. and John Wiley & Sons, Inc.
    J. Virgil Waggoner; age 68; President and Chief
      Executive Officer of Sterling Chemicals, Inc.........      20,500(2)            *
      Mr. Waggoner has served as a director of Kirby since
      1993. Mr. Waggoner currently serves as a director of
      Sterling Chemicals, Inc. and First Commerce Bank, N.A.

    Current Directors Not Standing for Reelection:
    J. Peter Kleifgen; age 52; President and Chief
      Executive Officer of StatesRail L.L.C................      30,500(2)(10)        *
      Mr. Kleifgen has served as a director of Kirby since
      1983.
    C. W. Murchison, III; age 49; Personal Investments.....      14,500(2)(11)        *
      Mr. Murchison has served as a director of Kirby since
      1983. Mr. Murchison currently serves as a director of
      Centex Corporation.

---------------

   * Less than 1%.

 (1) Except as otherwise indicated, each of the persons named has sole voting and dispositive power with respect to the shares reported. The number of shares and percentage of ownership of Common Stock for each of the persons named assumes that shares of Common Stock issuable to such person upon the exercise of stock options within sixty days subsequent to the Record Date are outstanding.

 (2) Includes 14,500 shares issuable pursuant to stock options exercisable within sixty days subsequent to the Record Date.

 (3) Includes 5,000 shares issuable pursuant to stock options exercisable within sixty days subsequent to the Record Date.

 (4) Does not include 409,069 shares owned beneficially and of record by his wife, Mary Noel Lamont, or 505,171 shares owned by trusts of which Ms. Lamont is the beneficiary, of which all 919,240 shares, Mr. Lamont disclaims any beneficial ownership.

 (5) Includes 123,750 shares issuable pursuant to stock options exercisable within sixty days subsequent to the Record Date. Also includes 126,600 shares owned by thirteen trusts for which Mr. Peterkin is trustee and the beneficiaries of which are four of his grandchildren, two grandnieces, one grandnephew and two of the grandchildren of his wife, Nancy G. Peterkin. Mr. Peterkin disclaims beneficial ownership of the shares held by such trusts.

 (6) Includes 136,250 shares issuable pursuant to stock options exercisable within sixty days subsequent to the Record Date. Does not include 100 shares of which Mr. Pyne is custodian for his son, Samuel H. Pyne, under the Uniform Gifts to Minors Act or 100 shares owned by Samuel H. Pyne, of which all 200 shares Mr. Pyne disclaims beneficial ownership.

 (7) Does not include 6,405 shares owned by a trust of which Mr. Stone is the trustee and of which he has a contingent remainder interest and 10,000 shares owned by a trust of which Mr. Stone is trustee. Also does not include 16,000 shares owned by his wife. Mr. Stone disclaims beneficial ownership of the foregoing shares.

 (8) Includes 20,000 shares issuable pursuant to the Stone Option (hereinafter defined) exercisable within sixty days subsequent to the Record Date, of which 5,000 shares are contingent upon Mr. Stone being re-elected to the Board of Directors at the 1996 Annual Meeting of Stockholders.

 (9) Includes 2,187,100 shares owned by Portfolio A Investors, L.P. ("PAI"). Mr. Taylor may be deemed to be the beneficial owner of the shares held by PAI because he is the sole stockholder of Trinity Capital Management, Inc., which is the sole general partner of TF Investors, L.P., which is the sole general partner of Trinity I Fund, L.P., which is the sole stockholder of Portfolio Associates, Inc., which is the sole general partner of PAI.

(10) Includes 3,000 shares of which Mr. Kleifgen is custodian for his sons, A. Robert and John W. Kleifgen, under the Uniform Gifts to Minors act.

(11) Does not include 393,780 shares owned by trusts created for the benefit of the widow and grandchildren of C. W. Murchison, Sr., including Mr. C. W. Murchison, III, of which Bankers Trust Company of Texas ("Bankers") is trustee. Mr. Murchison is the President, Treasurer and a Director, as well as a stockholder, of Bankers. Also does not include 1,000 shares owned by his wife. Mr. Murchison disclaims beneficial ownership of the foregoing shares.

     Each person named in the table above has been engaged in his respective principal occupation for the past five years. No director nominees are related to another nominee nor to any executive officer of Kirby or its subsidiaries or affiliates.

     Mr. Henry Gilchrist, Secretary and General Counsel, served as a director of Kirby from 1976 to June 1987. In July 1987, he was elected by the Board of Directors to serve as an Advisory Director of Kirby. In his capacity as an Advisory Director, Mr. Gilchrist is invited to attend meetings of the Board of Directors and to participate in Board discussions. However, Mr. Gilchrist is not entitled to vote on matters submitted for Board approval and is not involved in the administration or management of Kirby. Mr. Gilchrist also serves as an advisory member of the Compensation Committee of the Board of Directors. See "Board and Committee Meetings." Mr. Gilchrist is invited to attend these committee meetings and participate in Committee discussions, but is not entitled to vote on matters submitted for Committee approval. The selection of advisory directors and advisory committee members is made by the Board of Directors, and stockholders do not have a vote on these selections. Mr. Gilchrist is a member of the law firm of Jenkens & Gilchrist, a Professional Corporation. During the period from January 1, 1995 to December 31, 1995, Kirby retained such firm to perform various legal services. Kirby expects to retain Jenkens & Gilchrist, a Professional Corporation, to perform legal services in 1996.

TRANSACTIONS WITH DIRECTORS AND OFFICERS

     During 1995, Kirby and one or more of its subsidiaries provided marine transportation services to Navios Corporation or its subsidiaries. Mr. C. Sean Day, a director of Kirby, is President and Chief Executive Officer of Navios Corporation. Such services were provided in the ordinary course of business of Kirby and Navios Corporation and were entered into on an arm's-length basis. In 1995, the dollar value of such transactions was approximately $135,000. Kirby anticipates that similar services will be rendered in 1996.

     During 1995, Kirby and one or more of its subsidiaries provided marine transportation services to Sterling Chemicals, Inc. or its subsidiaries. Mr. J. Virgil Waggoner, a director of Kirby, is President and Chief Executive Officer of Sterling Chemicals, Inc. Such services were provided in the ordinary course of business of Kirby and Sterling Chemicals, Inc. and were entered into on an arm's-length basis. In 1995, the dollar amount of such transactions was approximately $762,000. Kirby anticipates that similar services will be rendered in 1996.

BOARD AND COMMITTEE MEETINGS

     During 1995, there were four meetings of the Board of Directors. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and of the committees of the Board on which such director served.

     Audit Committee -- Kirby's Audit Committee presently consists of three nonemployee directors: George F. Clements, Jr. (Chairman), J. Peter Kleifgen and
C. W. Murchison, III. Because Mr. Murchison and Mr. Kleifgen have decided not to stand for reelection, it is anticipated that Mr. C. Sean Day and Mr. J.

Virgil Waggoner will be appointed to the Audit Committee immediately following the Annual Meeting. During 1995, the Audit Committee held three meetings. The Audit Committee meets with representatives of management, Kirby's independent public accountants and with the internal audit staff and discusses with each group independently of the other any recommendations or matters that either considers to be of significance. The Audit Committee reviews with the independent public accountants and management the plan and scope of the audit for each year, the status of the audit during the year, the results of such audit when completed and the fees for services performed. The Audit Committee also reviews with management, Kirby's internal auditor and the independent public accountants, the adequacy of the system of internal controls and recommendations made by the independent public accountants as to changes in accounting procedures and internal accounting controls. In addition, the Audit Committee is responsible for reviewing and monitoring the performance of non-audit services by Kirby's independent public accountants and for recommending the engagement or discharge of Kirby's independent public accountants.

     Compensation Committee -- Kirby's Compensation Committee presently consists of four nonemployee directors: William M. Lamont, Jr. (Chairman), George F. Clements, Jr., Robert G. Stone, Jr. and J. Virgil Waggoner. Henry Gilchrist also serves on the Compensation Committee as an Advisory Member. It is anticipated that Mr. Thomas M. Taylor will be appointed to the Compensation Committee immediately following the Annual Meeting. During 1995, the Compensation Committee held four meetings. The Compensation Committee reviews the salaries, bonuses and other forms of compensation for officers and key employees of Kirby and makes recommendations to the Board of Directors with respect thereto. In addition, the Compensation Committee also administers all of the Kirby Stock Option Plans except the 1976 Employee Stock Option Plan, which is administered by the Board of Directors, and grants stock options under Kirby's Stock Option Plans except those Plans as to which grants of options are automatic and those as to which no additional options may be granted.

     Executive Committee -- Kirby's Executive Committee is presently composed of Robert G. Stone, Jr., George A. Peterkin, Jr., J. H. Pyne and William M. Lamont, Jr. Kirby's Executive Committee has all the powers and authorities of the Board of Directors in the management and business affairs of Kirby when the Board is not in session, except the power or authority to fill vacancies in the membership of the Board of Directors, amend the Bylaws of Kirby or fill vacancies in the membership of the Executive Committee. The Executive Committee did not hold any formal meetings in 1995.

     The Board of Directors of Kirby does not have a standing nominating committee.

DIRECTOR COMPENSATION

     Directors who were not otherwise employed by Kirby, as well as the Advisory Director, were paid an annual retainer, were paid additional fees for attendance at each meeting and were awarded stock option rights. The following table discloses for each Director and Advisory Director such information for the year ended December 31, 1995.

             NONEMPLOYEE DIRECTOR COMPENSATION FOR LAST FISCAL YEAR

                                                                                  SECURITY GRANTS
                                           CASH COMPENSATION               -----------------------------
                                 --------------------------------------                    NUMBER OF
                                  ANNUAL       MEETING      CONSULTING      NUMBER         SECURITIES
                                 RETAINER        FEES       FEES/OTHER        OF           UNDERLYING
             NAME                FEE($)(1)    ($)(2)(3)       FEES($)      SHARES(#)    OPTIONS/SAR'S(#)
-------------------------------  ---------    ----------    -----------    ---------    ----------------
George F. Clements, Jr.........   $12,500       $1,000             --            --          14,500
                                              $500 - 750
J. Peter Kleifgen..............    10,000       1,000              --            --          14,500
                                              500 - 750
William M. Lamont, Jr..........    12,500       1,000              --            --          14,500
                                              500 - 750
C. W. Murchison, III...........    10,000       1,000              --            --          14,500
                                              500 - 750
Robert G. Stone, Jr............    10,000       1,000              --            --          29,500
                                              500 - 750
J. Virgil Waggoner.............    10,000       1,000              --            --          14,500
                                              500 - 750
Henry Gilchrist................    10,000       1,000              --            --           4,500
                                              500 - 750

---------------

(1) The Chairmen of the Audit and Compensation Committees receive an additional $2,500 per year.

(2) Directors and Advisory Directors are paid a fee of $1,000 for attendance at each meeting of the Board of Directors and are also paid a fee of $750 for attendance at each meeting of a committee; provided however, that if a committee meets on the same day and at the same place as a meeting of the Board of Directors, the attendance fee for such committee meeting was $500.

(3) Directors and Advisory Directors are reimbursed for reasonable expenses incurred for attendance at the meetings.

DIRECTOR STOCK OPTION PLANS

     Kirby has in effect three director plans, the 1989 Director Stock Option Plan of Kirby Exploration Company, Inc. (the "1989 Director Plan"), the 1994 Nonemployee Director Stock Option Plan of Kirby Corporation (the "1994 Director Plan") and the 1993 Nonqualified Stock Option of Kirby Corporation for Robert G. Stone, Jr. (the "Stone Option"). The purpose of the director plans is to advance the interest of Kirby by providing additional incentives to attract and retain qualified and competent nonemployee directors, upon whose efforts and judgment the success of Kirby (including its subsidiaries) is largely dependent.

     The 1989 Director Plan provides for the one-time granting to directors of Kirby who are not employees of Kirby or its subsidiaries of Nonincentive Stock Options to purchase Common Stock ("1989 Director Options") and the use of already owned Common Stock as payment for the exercise price of 1989 Director Options.

     The grant of 1989 Director Options under the 1989 Director Plan is automatic. Pursuant to the 1989 Director Plan, each nonemployee director who was a director on July 25, 1989, the date of adoption of the 1989 Director Plan, received a 1989 Director Option that expires on July 25, 1999, and Mr. Waggoner received a Director Option on July 20, 1993 that expires on July 20, 2003, each exercisable for 10,000 shares of Common Stock at the fair market value of such Common Stock on the date of grant.

     The Board of Directors adopted an amendment of the 1989 Director Plan effective January 18, 1994 and such amendment was approved by the stockholders on April 19, 1994. The amendment reduced the number of stock options automatically granted to future directors from 10,000 shares of Common Stock to 5,000 shares of Common Stock.

     Messrs. Day and Taylor received Director Options on January 16, 1996 that expire on January 16, 2006, each exercisable for 5,000 shares of Common Stock at the fair market value of such Common Stock on the date of grant. Any future nonemployee director of Kirby (who was not previously a director of Kirby) will be granted a Director Option for 5,000 shares of Common Stock on the date such nonemployee director is elected as a director, at an exercise price equal to the fair market value of the Common Stock on the date of grant. The 1989 Director Plan does not provide for any other grants of 1989 Director Options. The 1989 Director Options are fully exercisable after the date of grant. Unless terminated earlier, each of the 1989 Director Options expires ten years after date of grant.

     Currently, Messrs. Clements, Kleifgen, Lamont, Murchison and Stone each hold 1989 Director Options currently exercisable for 10,000 shares of Common Stock at $7.5625 per share. Mr. Waggoner holds a 1989 Director Option currently exercisable for 10,000 shares of Common Stock at $18.625 per share and Messrs. Day and Taylor each hold 1989 Director Options currently exercisable for 5,000 shares of Common Stock at $16.625 per share. Because Messrs. Kleifgen and Murchison have declined to stand for reelection, any unexercised portion of the 1989 Director Options held by Messrs. Kleifgen and Murchison will be automatically terminated under the terms of the 1989 Director Plan on the 30th day after the Annual Meeting.

     The 1994 Director Plan provides for the automatic granting to directors or advisory directors of Kirby who are not employees of Kirby or its subsidiaries of Nonqualified Stock Options to purchase Common Stock ("1994 Director Options") and the use of already owned Common Stock as payment for the exercise price of 1994 Director Options.

     Pursuant to the 1994 Director Plan, each nonemployee director or advisory director who was a director or advisory director on January 18, 1994, the date of the adoption of the 1994 Director Plan, received a 1994 Director Option to purchase 1,500 shares of Common Stock. On the first business day immediately following the date of each Annual Meeting of Stockholders of Kirby, beginning with the 1994 meeting, each nonemployee director who was, or is, a director or advisory director on such date, received, and will receive, a 1994 Director Option for 1,500 shares of Common Stock at the fair market value of such Common Stock on such date. The 1994 Director Options are fully exercisable on or after the six-month anniversary of the date of grant. Unless terminated earlier, each of the 1994 Director Options granted expires ten years after the date of grant.

     Currently, Messrs. Clements, Kleifgen, Lamont, Murchison, Stone, Waggoner and Gilchrist each hold 1994 Director Options currently exercisable for 1,500 shares of Common Stock at $21.375 per share, 1,500 shares of Common Stock at $21.0625 per share and 1,500 shares of Common Stock at $16.6875 per share. Because Messrs. Kleifgen and Murchison have declined to stand for reelection, any unexercised portion of the 1994 Director Options held by Messrs. Kleifgen and Murchison will be automatically terminated under the terms of the 1994 Director Plan on the day that falls one year after the Annual Meeting.

     The Stone Option provides for the grant to Robert G. Stone, Jr., on July 20, 1993, subsequently approved by the stockholders on April 19, 1994, of a Nonqualified Stock Option exercisable for 25,000 shares of Common Stock at an exercise price of $18.625 per share and the use of already owned Common Stock as payment for the exercise price of the Stone Option. The purpose of the Stone Option is to provide an incentive to retain Mr. Robert G. Stone, Jr. as Chairman Emeritus of the Board of Kirby or as a member of the Board of Directors of Kirby. The Stone Option vested 20%, or 5,000 shares of Common Stock, on January 20, 1994, 20% on April 19, 1994, the date of the 1994 Annual Stockholders Meeting, 20% on April 18, 1995, the date of the 1995 Annual Stockholders Meeting, and will vest 20% on the date of each Annual Stockholders Meeting through 1997, if following such meetings Mr. Stone is a member of the Board of Directors of Kirby.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table and notes thereto set forth certain information as of March 1, 1996 concerning persons known to Kirby to own beneficially 5% or more of Kirby's outstanding Common Stock together with information concerning beneficial ownership by Kirby's highest paid nondirector executive officers who received cash compensation in excess of $100,000 for 1995 and Kirby's directors and executive officers as a group.

                                                                   SHARES OF
                                                                  COMMON STOCK
                                                                  BENEFICIALLY       PERCENT OF
                                                                    OWNED ON           COMMON
                               NAME                             MARCH 1, 1996(1)      STOCK(1)
    ----------------------------------------------------------  ----------------     ----------
    Dietche & Field Advisers, Inc.............................      2,439,100(2)         9.1%
    Portfolio A Investors, L.P................................      2,187,100(3)         8.2%
    Luther King Capital Management Corporation................      1,758,699(4)         6.5%
    FMR Corp..................................................      1,505,700(5)         5.6%
    Brian K. Harrington.......................................         84,805(6)           *
    Ronald C. Dansby..........................................         63,750(7)           *
    Steven M. Bradshaw........................................         45,000(8)           *
    Patrick L. Johnsen........................................         12,500(9)           *
    Directors and executive officers as a group (16 in
      number).................................................      3,722,733(10)       13.8%

---------------

  *  Less than 1%

 (1) Except as otherwise indicated, each of the persons named has sole voting and dispositive power with respect to the shares reported. The number of shares and percentage of ownership of Common Stock for each of the persons named assumes that shares of Common Stock issuable upon the exercise of stock options within sixty days subsequent to the Record Date are outstanding.

 (2) Based on the Schedule 13G, dated January 12, 1996, filed by Dietche & Field Advisers, Inc. ("D&FA") with the Securities and Exchange Commission ("SEC"). The address of D&FA is 437 Madison Avenue, 33rd Floor, New York, New York 10022.

 (3) Based on the Schedule 13D dated October 27, 1995, and amendments thereto dated November 29, 1995, January 17, 1996, and January 18, 1996, filed by PAI with the SEC. The address of PAI is 201 Main Street, Suite 2600, Fort Worth, Texas 76102.

 (4) Based on the Schedule 13G, dated January 31, 1996, filed by Luther King Capital Management ("LKCM") with the SEC. These shares comprise 1,732,999 shares owned by various portfolios LKCM manages and 25,700 shares owned by LKCM's officers and employees and their relatives. The address of LKCM is 301 Commerce Street, Suite 1600, Fort Worth, Texas 76102.

 (5) Based on the Schedule 13G, dated February 14, 1996, filed by FMR Corp. ("FMR") with the SEC. The address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109.

 (6) Includes 80,000 shares issuable pursuant to stock options exercisable within sixty days subsequent to the Record Date.

 (7) Includes 63,750 shares issuable pursuant to stock options exercisable within sixty days subsequent to the Record Date.

 (8) Includes 45,000 shares issuable pursuant to stock options exercisable within sixty days subsequent to the Record Date.

 (9) Includes 12,500 shares issuable pursuant to stock options exercisable within sixty days subsequent to the Record Date.

(10) Includes 625,750 shares that directors and executive officers have the right to acquire within sixty days subsequent to the Record Date through the exercise of stock options.

     Kirby believes that the widow of C. W. Murchison, Sr. (deceased), the children of C. W. Murchison, Jr. (deceased) and John D. Murchison (deceased) and trusts created for their benefit collectively owned approximately 8.5% of the outstanding Common Stock as of the Record Date. Kirby has also been advised by such owners that they do not consider themselves to be a group or under common control.

COMPENSATION OF EXECUTIVE OFFICERS

     The total cash compensation paid for each of the three years ended December 31, 1993, 1994 and 1995 to Mr. Peterkin, Kirby's Chief Executive Officer until April 1995, Mr. Pyne, Kirby's Chief Executive Officer from and after April 1, 1995 and the other four most highly paid executive officers who received cash compensation in excess of $100,000 for 1995 (collectively, the "named Executive Officers"), is set forth in the following Summary Compensation Table.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                ANNUAL COMPENSATION       ------------
              NAME AND                         ---------------------        OPTIONS/       ALL OTHER
         PRINCIPAL POSITION            YEAR    SALARY($)    BONUS($)          SARS        COMPENSATION
-------------------------------------  ----    ---------    --------      ------------    ------------
George A. Peterkin, Jr...............  1995    $ 283,046    $     --(1)      25,000         $     --(2)
  Chairman of the Board                1994      339,360     150,000         25,000           16,125
  of Directors                         1993      309,360     175,000         30,000           37,719

J. H. Pyne...........................  1995      288,674          --(1)      25,000               --(2)
  President, Director and Chief        1994      239,360     120,000         25,000           16,787
  Executive Officer of Kirby           1993      209,360     140,000         30,000           38,552

Brian K. Harrington..................  1995      173,960          --(1)      15,000               --(2)
  Senior Vice President and            1994      167,360      70,000         15,000           13,409
  Treasurer of Kirby                   1993      160,960      85,000         25,000           34,749

Ronald C. Dansby.....................  1995      186,360          --(1)      25,000               --(2)
  President -- Inland Chemical         1994      176,360      85,000             --           13,351
     Division                          1993      170,060      95,000         25,000           36,826

Steven M. Bradshaw...................  1995      149,280          --(1)      22,000               --(2)
  President -- Inland Refined          1994      141,360      80,000             --           12,089
     Products Division                 1993      135,360      84,000         20,000           28,559

Patrick L. Johnsen...................  1995      149,280          --(1)      10,000               --(2)
  President -- Offshore Division       1994      144,450      70,000             --           13,355
                                       1993       43,590      32,000         20,000            6,974

---------------

(1) Bonuses for the 1995 year, payable in 1996, have not been determined as of the date of this Proxy Statement.

(2) Represents the aggregate value of Kirby's contributions under Kirby's Profit Sharing Plan, 401(k) Plan and Excess Benefit Plan. Kirby's contributions under these deferred contributions plans for the 1995 year have not been determined as of the date of this Proxy Statement, except for Kirby's matching contributions under Kirby's 401(k) Plan pursuant to which Kirby's matching contributions to the individual accounts were as follows: $4,500 each to George A. Peterkin, Jr., J. H. Pyne, Brian K. Harrington and Ronald
    C. Dansby, $4,198 to Steven M. Bradshaw and $4,194 to Patrick L. Johnsen.

     The following table discloses for each of the named Executive Officers options granted during the year ended December 31, 1995. The amounts shown for each of the named Executive Officers as potential realizable values for such options are based on assumed annual rates of stock price appreciation of 0%, 5% and 10% over the full ten-year term of the options. The amounts shown as potential realizable value for all stockholders as a group represent the corresponding increases in the market value of 26,253,816 outstanding shares of Common Stock held by all stockholders as of December 31, 1995. No gain to the optionees is possible without an increase in the stock price that would benefit all stockholders proportionately. These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable SEC regulations. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                                               POTENTIAL REALIZED VALUE
                                                                                                AT ASSUMED ANNUAL RATES
                                                                                                   OF STOCK PRICE
                                                                                                    APPRECIATION
                                                  INDIVIDUAL GRANTS                              FOR OPTION TERM(3)
                                  ----------------------------------------------------   ------------------------------------
                                                  % OF TOTAL
                                                 OPTIONS/SARS    EXERCISE                   0%          5%            10%
                                                  GRANTED TO     OR BASE                  ANNUAL      ANNUAL         ANNUAL
                                  OPTIONS/SARS   EMPLOYEES IN     PRICE     EXPIRATION    GROWTH      GROWTH         GROWTH
              NAME                GRANTED(#)(1)   FISCAL YEAR     ($/SH)       DATE      RATE($)(2) RATE($)(2)     RATE($)(2)
--------------------------------  -------------   ------------   --------   ----------   ---------- ----------     ----------
George A. Peterkin, Jr..........     25,000          7.81%       $18.3125   01-16-2005   $      0   $  287,915     $  729,635
J. H. Pyne......................     25,000          7.81%        18.3125   01-16-2005          0      287,915        729,635
Brian K. Harrington.............     15,000          4.69%        18.3125   01-16-2005          0      172,749        437,781
Ronald C. Dansby................     10,000          3.12%        18.3125   01-16-2005          0      115,166        291,854
                                     15,000          4.69%        16.3125   12-15-2005          0      202,749        467,781
Steven M. Bradshaw..............     10,000          3.12%        18.3125   01-16-2005          0      115,166        291,854
                                     12,000          3.75%        16.3125   12-15-2005          0      162,199        374,225
Patrick L. Johnsen..............     10,000          3.12%        18.3125   01-16-2005          0      115,166        291,854
All stockholders as a group.....        N/A           N/A         16.25  (4)       N/A        N/A  356,503,193(4) 820,376,617(4)

---------------

(1) These options become exercisable 25% after one year, 50% after two years, 75% after three years and 100% after four years of the date of grant. The exercise price for these options may be paid with already owned shares of Common Stock. No stock appreciation rights were granted with these stock options.

(2) For stock options, the value is based on the exercise price per share of Common Stock, which was the average of the high and low sales price per share of Common Stock on the date of grant on the American Stock Exchange ("AMEX") as reported by The Wall Street Journal.

(3) Potential Realized Value amounts for named Executive Officers have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the ten-year term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options. The derived Potential Realized Value is the nominal undiscounted future value not adjusted for inflation.

(4) For stockholders as a group, the value is based on $16.25 per share of Common Stock, which was the closing price per share of Common Stock on December 29, 1995 on the AMEX as reported by The Wall Street Journal and 26,253,816 outstanding shares of Common Stock as of December 31, 1995.

     The following table discloses for each of the named Executive Officers the values of their options at December 31, 1995. During the year ended December 31, 1995, no Executive Officers exercised stock options.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                      DECEMBER 31, 1995 OPTION/SAR VALUES

                                                     NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                         OPTIONS/SARS                    OPTIONS/SARS
                                                   AT DECEMBER 31, 1995(#)        AT DECEMBER 31, 1995($)(1)
                                                 ----------------------------    ----------------------------
                     NAME                        EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----------------------------------------------   -----------    -------------    -----------    -------------
George A. Peterkin, Jr........................     103,750          61,250       $ 1,016,719       $57,969
J. H. Pyne....................................     111,250          63,750           865,625        61,563
Brian K. Harrington...........................      62,500          42,500           374,375        33,750
Ronald C. Dansby..............................      53,750          41,250           325,938        33,750
Steven M. Bradshaw............................      38,750          33,250           317,031        19,531
Patrick L. Johnsen............................      12,500          17,500                --            --

---------------

(1) Based on $16.25 per share of Common Stock, which was the closing price per share of Common Stock on December 31, 1995 on the AMEX as reported by The Wall Street Journal. The amounts reflect the value of the options accumulated over a ten-year period.

COMPENSATION AGREEMENTS

     Dixie Carriers, Inc. has a Deferred Compensation Agreement with J. H. Pyne in connection with his employment as President of Dixie. The agreement provides for benefits to Mr. Pyne totaling $4,175 per month commencing upon the later of his severance from the employment of Dixie or his 65th birthday and continuing until the month of his death. If Mr. Pyne should die prior to receiving such deferred compensation, the agreement provides for monthly payments to his beneficiary for a period of sixty months. The agreement also provides that no benefits will be paid if Mr. Pyne is terminated for cause (as defined in the agreement).

     Kirby has an unfunded nonqualified Deferred Compensation Plan for Key Employees which was adopted in October 1994, effective January 1, 1992. The plan, which is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under Kirby's Profit Sharing Plan and 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The benefits under the Deferred Compensation Plan are designed to restore benefits for employees being compensated at an excess of $150,000 per year. For each year since 1992, both George A. Peterkin, Jr. and J.
H. Pyne were eligible to participate and Brian K. Harrington and Ronald C. Dansby were eligible to participate in 1994. For the 1993 and 1994 years, contributions to the Deferred Compensation Plan for George A. Peterkin, Jr. were $19,925 and $15,966, respectively, and for J. H. Pyne were $2,000 and $5,734, respectively. Contributions to the Deferred Compensation Plan in 1994 for Brian
K. Harrington and Ronald C. Dansby were $2,229 and $3,147, respectively. Contributions for the 1995 year have not been determined as of the date of this Proxy Statement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Board of Directors of Kirby has a standing Compensation Committee whose functions are to (1) make recommendations to the Board of Directors regarding compensation policies, including salary, bonuses and other compensation, (2) administer all of the Kirby Stock Option Plans except the 1976 Employee Stock Option Plan which is administered by the Board of Directors, and (3) grant stock options under Kirby's Stock Option Plans except those Plans as to which grants of options are automatic and those as to which no additional options may be granted. The Compensation Committee held four meetings in 1995. In 1995, the Board of Directors did not modify or reject in any material way any action or recommendation of the Compensation Committee. The Compensation Committee is composed of four members and one advisory member, none of whom are employees of Kirby and all of whom are "disinterested persons" as defined in the various Kirby Stock Option Plans.

     Compensation of executive officers is based primarily on three elements:
(1) base salary, (2) annual incentives, such as bonuses, and (3) long-term incentives, primarily stock options. The basic goal is to pay compensation comparable to similar corporations, giving due regard to relative financial performance, and to tie annual incentives and long-term incentives to corporate performance and a return to the Kirby stockholders.

     With regard to base salary, the objective is to set compensation at somewhat below the competitive median for similar positions in similar companies, and the Compensation Committee believes that this has generally been achieved.

     With regard to the annual cash incentives for an executive officer, exclusive of base salary, the Compensation Committee attempts to set bonuses at a level such that, with a positive performance by the executive officer, and a certain level of profitability by Kirby, the total compensation for such executive officer, being base salary plus annual cash incentives, should be above the median total cash compensation of similar corporations and positions. The Compensation Committee believes that total annual cash compensation above the median for similar corporations and positions is appropriate since a significant portion of each executive officer's total annual cash compensation is at risk due to both individual as well as company performance factors.

     The executive officers of Kirby's marine transportation group are considered for annual incentive bonuses based on a Return on Invested Capital formula that calculates a bonus pool and then distributes such bonus pool to executive officers based on company and individual performance.

     Annual incentive bonuses for corporate executive officers who do not work for any of Kirby's operating groups are recommended by the Compensation Committee and are determined by the nonmanagement members of the Board of Directors. Major factors in determining these bonuses are the perceived individual contributions and the correlation of such contributions to the overall corporate performance, the level of bonuses paid to executive officers in the marine transportation groups and the strategic and financial performance of Kirby. Stock options granted to executive officers and other Kirby employees have been granted at a price equal to the fair market value of Common Stock on the date of grant and generally vest in equal increments over a period of four years and, unless earlier terminated, are for a period of ten years.

     The Compensation Committee's objective for long-term incentive compensation for executive officers is the median for long-term incentive compensation of similar corporations and positions, giving effect to Kirby's long-term performance relative to its peers.

     In addition to retirement, health care and similar benefits, the primary long-term incentives for executive officers are options under Kirby's Stock Option Plans. Generally, in January or December of each year, stock option awards have been considered by the Compensation Committee, which has made recommendations to the Board of Directors; however, beginning February 1, 1994, such stock option awards are made by the Compensation Committee. The Compensation Committee believes that Kirby's long-term executive officer compensation, as evidenced by the options granted to date, does not exceed the value of stock options granted by similar companies to their executive officers holding similar positions.

     The Compensation Committee encounters certain difficulties in establishing a peer group of companies for compensation comparison purposes because there are few publicly traded marine transportation companies of similar size and none with a similar service mix. Some other marine transportation companies are limited partnerships or subsidiaries of larger public corporations, again making comparisons difficult. The Compensation Committee also compares Kirby's executive compensation to the executive compensation of similar-sized publicly held industrial companies.

     Based on the report referred to below and other information available to it, the Compensation Committee believes that Kirby's executive compensation is consistent with the criteria set forth above. The Compensation Committee recognizes that certain elements of executive compensation are determined on a subjective basis; however, the Compensation Committee believes that, since it is satisfied that total executive compensation is not excessive, these procedures are better for both Kirby and its executives than would be a rigid formula-driven system. The Compensation Committee recognizes that external factors, such as flood waters, low water levels, and other weather-related conditions as well as the general business climate, and the demand for the movement of refined products and industrial chemicals, impact Kirby's earnings, and the Compensation Committee looks to longer-term results rather than endeavoring to equate compensation to some annual percentage of earnings or increased earnings.

     On October 18, 1994, on the recommendation of the Compensation Committee, the Board of Directors adopted an unfunded non-qualified Deferred Compensation Plan for Key Employees effective January 1, 1992, which Plan was designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Kirby Qualified Retirement Program were it not for certain limits imposed by the Internal Revenue Code. The Plan is designed to restore benefits for employees being compensated in excess of $150,000 per annum.

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to any of the Chief Executive Officer and four other most highly compensated executive officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit. Kirby does not have a policy that requires or encourages the Compensation Committee to qualify stock options or restricted stock awarded to executive officers for deductibility under
Section 162(m) of the Internal Revenue Code. However, the Compensation Committee does consider the net cost to Kirby in making all compensation decisions.

     On the recommendation of the Compensation Committee, the 1995 base salary compensation for J. H. Pyne, Kirby's Chief Executive Officer, was established at $300,000 by the Kirby Board of Directors effective April 18, 1995, the day Mr. Pyne was elected President and Chief Executive Officer of Kirby. The $120,000 bonus paid to Mr. Pyne in 1995, which was earned in 1994 and the $150,000 bonus paid to George A. Peterkin, Jr., who was the Chief Executive Officer of Kirby until April 18, 1995, was determined by the Kirby Board of Directors on April 18, 1995, on the recommendation of the Compensation Committee.

     The Chief Executive Officer's base pay and bonus were generally based on the same factors and criteria outlined above, being compensation paid to chief executives of corporations of similar size, individual as well as corporate performance and a general correlation with compensation of other executive officers of Kirby. Certain other factors the Compensation Committee considered in evaluating Kirby's corporate performance as it affected the Chief Executive Officer's total annual cash compensation are discussed below.

     The Compensation Committee also granted in January 1995 Nonqualified Stock Options to George A. Peterkin, Jr., Kirby's Chief Executive Officer until April 18, 1995, and J. H. Pyne, Kirby's Chief Executive Officer effective April 18, 1995, for 25,000 shares each of Common Stock. The Compensation Committee granted the stock options based on its belief that stock options are a key element in Kirby's executive compensation policy. The Compensation Committee grants stock options for executive officers based on its evaluation of individual performance and Kirby's overall performance. As stated, the Compensation Committee recognizes that there is a significant subjective element in this procedure, but believes that such procedure is better suited to Kirby than would be a formula-driven policy. Total options outstanding at the end of 1995 were for 1,211,400 shares, constituting 4.6% of the then outstanding Common Stock of Kirby, assuming such options were fully exercised. The Compensation Committee believes that options in this amount are justified and are within the range of similar corporations that consider stock options an important part of their executive compensation package and that the options held by the Chief Executive Officer are an appropriate portion of total options.

     In 1992, the Compensation Committee engaged a nationally recognized consulting firm to assess the existing Executive Compensation Program and make recommendations for changes. The study found that for the 1988-1992 period, the profitability performance of Kirby versus a transportation peer group and versus the S&P 400 had been well above the median and concluded that for the Chief Executive Officer, in particular, and for the entire executive group, pay levels were below levels justified by the performance of Kirby.

     As a result of the above report, the Compensation Committee reviewed its policies and generally concluded that its base pay compensation policy was sound (except that the Chief Executive Officer was then under-compensated in light of the base pay compensation policy); the annual incentive policy was satisfactory, but could be simplified so as to be better understood by employees. In light of its conclusions, the Compensation Committee developed, with the assistance of the nationally recognized consulting firm that analyzed Kirby's compensation, a Corporate Policy and Procedures Memorandum for an Incentive Bonus Program (the "Incentive Compensation Policy"), which was adopted by the Board of Directors effective January 1, 1993.

     The Incentive Compensation Policy will be employed to determine bonuses paid in 1996, based on 1995 performance. Although the Compensation Committee continues to review its compensation policies and procedures for the stock option grant program, the Compensation Committee believes that past and current stock option grants are reasonable and appropriate.

     Other factors considered by the Compensation Committee relating to the performance of Kirby's executive officers over time have been the successful sale of the Kirby oil and gas business in 1988, the concentration of company resources in the marine transportation and diesel repair field, which has resulted in the acquisition of six large and several smaller companies between 1989 and 1995 and the strategic business plan which was devised in 1992 to gradually divest Kirby's interest in Universal Insurance Company, a Puerto Rico property and casualty insurance company. Such plan has resulted to date in the receipt of $20 million of funds which were used in the expansion of Kirby's transportation activities. It is anticipated that Kirby will receive an additional $60 million in redemption payments for its interest in Universal over the next ten years. The above mentioned acquisitions and continuing divestiture have resulted in Kirby's total assets increasing from $172 million at December 31, 1988 to $500 million at December 31, 1995. The Compensation Committee also believes that the executive officers have done a commendable job in positioning Kirby for continued growth and profitability based on customer acceptance, safety record, maintenance standards and the acquisitions mentioned above. In 1995, Kirby's marine transportation operation was recognized as "Best in Class" by the Department of Transportation. This award, which emphasizes safety and environmental protection, was awarded to Kirby after a vigorous review of the marine transportation industry conducted by the United States Coast Guard.

                                            COMPENSATION COMMITTEE

                                            William M. Lamont, Jr., Chairman
                                            George F. Clements, Jr.
                                            Robert G. Stone, Jr.
                                            J. Virgil Waggoner
                                            Henry Gilchrist, Advisory Member

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee is or has been an officer or employee of Kirby or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of SEC Regulation S-K. Henry Gilchrist, a non-voting Advisory Member of the Compensation Committee, is Secretary of Kirby, but is not an employee of Kirby. In 1995, no executive officer of Kirby served on the Compensation Committee, or as a director of another entity, one of whose executive officers served on the Compensation Committee or on Kirby's Board of Directors.

KIRBY COMMON STOCK PERFORMANCE GRAPH

     The following performance graph compares the five-year cumulative return of Kirby's Common Stock with that of the S&P 500 and the Dow Jones Marine Transportation Index:

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
                   AMONG KIRBY CORPORATION, THE S&P 500 INDEX
                 AND THE DOW JONES MARINE TRANSPORTATION INDEX

                                                                      DOW JONES
      MEASUREMENT PERIOD                                                MARINE
    (FISCAL YEAR COVERED)               KIRBY CORP       S&P 500    TRANSPORTATION
12/90                                      100             100          100
12/91                                      156             130          141
12/92                                      169             140          123
12/93                                      276             155          158
12/94                                      255             157          145
12/95                                      210             215          166

     Each index assumes $100 invested at December 28, 1990, and is calculated assuming quarterly reinvestment of dividends and quarterly weighting by market capitalization.

SECTION 16(A) COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Kirby's officers and directors, and persons who own more than 10% of a registered class of Kirby's equity securities, to file reports of ownership and changes of ownership with the SEC and the AMEX. Officers, directors and greater than 10% shareholders of Kirby are required by SEC regulation to furnish Kirby with copies of all Section 16(a) forms they file.

     Based solely on the review of the copies of such forms received, Kirby believes that, from January 1, 1995 to December 31, 1995, all filing requirements under Section 16(a) applicable to its officers, directors and greater than 10% beneficial owners were complied with, except for C. W. Murchison, III, who failed to report one transaction, which was reported on a Form 5 that was timely filed.

VOTE REQUIRED

     Assuming the presence of a quorum, the election of each of the nominees for Director requires the affirmative vote of a plurality of the shares of Common Stock represented and voting in person or by proxy at the 1996 Annual Meeting. Proxies will be voted for each of the nominees or will be withheld in accordance with specifications marked thereon, and, if no specification is made, will be voted in favor of the election of each of the nominees.

     THE BOARD OF DIRECTORS OF KIRBY UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.

                            OTHER BUSINESS (ITEM 2)

     The Board of Directors knows of no other business that may properly be, or that is likely to be, brought before the meeting. If, however, any other matters are properly presented, it is the intention of the persons named in the accompanying form of Proxy to vote the shares covered thereby as in their discretion they may deem advisable.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG Peat Marwick LLP served as Kirby's principal independent public accountants during 1995 and will continue to serve as Kirby's principal independent public accountants for the current year. Representatives of KPMG Peat Marwick LLP are expected to be present at the 1996 Annual Meeting of Stockholders, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                   DATE OF RECEIPT FOR STOCKHOLDER PROPOSALS

     Pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934, as amended, stockholders may present proper proposals for inclusion in Kirby's proxy statement for consideration at its Annual Meeting of Stockholders by submitting proposals to Kirby in a timely manner. In order to be so included for the 1997 Annual Meeting, stockholder proposals must be received by Kirby no later than November 15, 1996, and must otherwise comply with the requirements of Rule 14a-8.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Henry Gilchrist
                                          Secretary

March 15, 1996
Houston, Texas

[X]  PLEASE MARK
     VOTES AS IN
     THIS EXAMPLE.

PLEASE MARK BOXES IN BLUE OR BLACK INK.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" OF THE FOLLOWING
PROPOSALS:

1. To elect eight (8) directors to hold office until the next annual election of directors by stockholders or until their respective successors shall have been duly elected and shall have qualified;

    NOMINEES: George F. Clements, Jr., C. Sean Day, William M. Lamont, Jr., George A. Peterkin, Jr., J. H. Pyne, Robert G. Stone, Jr., Thomas M. Taylor, J. Virgil Waggoner.

                FOR                    WITHHELD
                [ ]                      [ ]


[ ] ______________________________________     MARK HERE   [ ]
    For all nominees except as noted above     FOR ADDRESS
                                               CHANGE AND
                                               NOTE AT LEFT

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


                FOR                    AGAINST                     ABSTAIN
                [ ]                      [ ]                         [ ]

                                  Please execute this Proxy as your name(s) appear(s) hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or other fiduciary or representative capacity, please set forth the full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE, AND      Signature:___________________ Date ___________
RETURN THIS PROXY PROMPTLY
USING THE ENCLOSED ENVELOPE.      Signature:___________________ Date ___________

--------------------------------------------------------------------------------

                            KIRBY CORPORATION
                     1775 ST. JAMES PLACE, SUITE 300
                              P.O. BOX 1745
 P                      HOUSTON, TEXAS 77251-1745

 R          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                     DIRECTORS OF KIRBY CORPORATION.
 O
         The undersigned hereby appoints George A. Peterkin, Jr., J. H. Pyne,
 X G. Stephen Holcomb and Henry Gilchrist, and each of them, as Proxies, each with the power to appoint his substitute, and hereby
 Y authorizes each to represent and to vote, as designated below, all the shares of common stock, par value $0.10 per share, of Kirby Corporation (the "Company") held of record by the undersigned on March 1, 1996, the Record Date, at the Annual Meeting of Stockholders to be held on April 16, 1996, at the J. W. Marriott Houston Hotel, 5150 Westheimer, Houston, Texas, at 10:00 A.M. (local time) and any adjournment(s) thereof.

 |       THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER
 |       DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION
 |       IS MADE, THIS PROXY WILL BE VOTED FOR THE PERSONS LISTED IN ITEM 1
 |       AND SHOULD ANY OF THEM BECOME UNAVAILABLE FOR NOMINATION OR ELECTION
 |       OR REFUSE TO BE NOMINATED OR ACCEPT ELECTION AS A DIRECTOR OF THE
 | COMPANY, THE PROXY WILL BE VOTED FOR THE ELECTION OF SUCH PERSON OR PERSONS AS MAY BE NOMINATED OR DESIGNATED BY THE BOARD OF DIRECTORS. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM 2.

                  (PLEASE DATE AND SIGN ON REVERSE SIDE)         -----------
                                                                 SEE REVERSE
                                                                    SIDE
                                                                 -----------

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